Exhibit 2.1

AMENDMENT NO. 1 TO EXCHANGE AGREEMENT

This Amendment No. 1 to Exchange Agreement (“Amendment”) is entered into and made effective as of July 7, 2025 by and among Cyclacel Pharmaceuticals, Inc., a Delaware corporation (“Parent”), FITTERS Diversified Berhad, a Malaysian publicly listed company (“Fitters Parent”) and FITTERS Sdn. Bhd., a Malaysia private limited company and a wholly-owned subsidiary of Fitters Parent (the “Company” and together with Parent, and Fitters Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Parent, Fitters Parent and the Company are parties to that certain exchange agreement entered into on May 6, 2025 (the “Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement;

WHEREAS, pursuant to the Agreement, as consideration for Parent’s acquisition of all of the issued and outstanding Company Ordinary Shares (the “Shares”), Parent agreed to issue an amount of Parent Common Stock equal to nineteen and ninety nine hundreds (19.99%) percent of the issued and outstanding shares of Parent Common Stock as of the Closing Date (the “Exchange Shares”) to Fitters Parent;

WHEREAS, the Parties agree that the valuation of Parent has declined since the execution of the Agreement and as such the Parties have agreed to amend the Agreement to include as part of the consideration for Parent’s acquisition of the Shares, a cash payment of USD $1,000,000 by Parent to Fitters Parent, or such other amount mutually agreed upon among the Parties in writing upon Closing; and

WHEREAS, the Parties desire to extend the Final Date (as defined in the Agreement) to September 30, 2025.

NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Amendment hereby represent, warrant, consent, and agree as follows:

1. The Recitals under the Agreement are amended and restated in its entirety as follows:

“WHEREAS, Parent is a Delaware corporation listed on the Nasdaq under the symbol “CYCC;”

WHEREAS, the Parties hereto intend to effect a share exchange between Parent and Fitters Parent (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with this Agreement and the DGCL and Malaysian Companies Act;

WHEREAS, the Board of Directors of Parent has (a) determined that this Agreement, the Exchange and the transactions contemplated under this Agreement is in the best interest of Parent and its stockholders, (b) approved the Exchange, (c) adopted this Agreement, and (d) determined to recommend that its stockholders adopt, authorize and approve this Agreement, the Exchange and the transactions contemplated under this Agreement;

WHEREAS, the respective Boards of Directors of Fitters Parent and the Company have (a) determined that this Agreement, the Exchange and the transactions contemplated under this Agreement is in the best interest of each company and its respective shareholders, (b) approved the Exchange, (c) adopted this Agreement and (d) determined to recommend that its shareholders adopt, authorize and approve this Agreement, the Exchange and the transactions contemplated under this Agreement; and

WHEREAS, each of Parent, Fitters Parent and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Exchange and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof.

2. Section 1.1 under the Agreement is amended and restated in its entirety as follows:

“1.1 Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), the Parties shall do the following:

(a) Fitters Parent shall convey, assign, and transfer all of its right, title and interest to the Company Ordinary Shares (individually, a “Share”; and collectively, the “Shares”) to Parent by delivering to Parent executed and transferrable Share certificates endorsed in blank (or accompanied by duly executed stock powers endorsed in blank) in proper form for transfer. The Shares transferred to Parent at the Closing shall constitute a one hundred (100%) percent of the issued and outstanding shares of capital stock of the Company.

(b) As consideration for its acquisition of the Shares, Parent shall (i) issue an amount of Parent Common Stock equal to nineteen and ninety nine hundreds (19.99%) percent of the issued and outstanding shares of Parent Common Stock as of the Closing Date (the “Exchange Shares”) to Fitters Parent by issuance of book-entry shares representing the Exchange Shares in accordance with the applicable provisions of the DGCL, and instruct the Transfer Agent to update the register of stockholders of Parent, and (ii) pay an amount equal to USD $1,000,000, or such other amount mutually agreed upon among the Parties in writing upon Closing, to Fitters Parent (the “Cash Consideration”).

(c) For U.S. federal income tax purposes, the Parties acknowledge and agree that the Exchange constitutes a taxable disposition of the Shares by Fitters Parent and a corresponding acquisition by Parent. The Parties intend that the Exchange be treated in accordance with Sections 1001 and 1221 (or 1231, as applicable) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall report the transaction consistently with such treatment. If applicable, Parent may make an election under Section 338(g) of the Code with respect to its acquisition of the Shares, and Fitters Parent shall cooperate with the making of such election by providing such information that is reasonably requested by Parent.”

3. Section 1.3 under the Agreement is amended and restated in its entirety as follows:

“1.3 Closing. Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Exchange (the “Closing”) shall take place remotely, at the date and time to be specified by the Parties hereto, which date shall be no later than three (3) Business days after the date on which the conditions to Closing set forth in Article 8 of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Fitters Parent and the Company shall deliver the Cash Consideration, certificates and other documents and instruments required to be delivered hereunder.”

4. The definition of “Final Date” under Section 8.1 of the Agreement shall be September 30, 2025.

5. Without limiting the generality of the foregoing, in the event that Fitters Parent is not a “United States person” (as defined in Section 7701(a) of the Code), Fitters Parent shall deliver to the Company, at least two (2) business days prior to Closing, (a) a completed and duly executed IRS Form W-8BEN-E attesting to Fitters Parent’s foreign status and certain other information, including information establishing any exemption from withholding under Sections 1471 through 1474 of the Code (the “Foreign Attestations”) and (b) a Form of Tax Certificate, substantially in the form of Exhibit A attached hereto. Any forms, certificates and other documents required to be delivered to the Company pursuant to this paragraph 5 shall be delivered via electronic mail at least two (2) business days prior to Closing.

6. The Parties expressly acknowledge and agree that except as specifically set forth in this Amendment, the Agreement shall remain unmodified and in full force and effect.

7. This Amendment may be executed by email via scanned PDF and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have knowingly and voluntarily executed this Amendment on July 7, 2025.

CYCLACEL PHARMACEUTICALS, INC., a Delaware corporation

By:

Name:	Datuk Dr. Doris Wong

Title:	Chief Executive Officer

FITTERS DIVERSIFIED BERHAD, a Malaysia private limited company

By:

Name:	Datuk Tan Chor How Christopher

Title:	Executive Director

FITTERS SDN. BHD., a Malaysia private limited company

By:

Name:	Pang Wei Kang

Title:	Director